UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 26, 2018
Date of Report (Date of earliest event reported)

AptarGroup, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11846	36-3853103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014
(Address of principal executive offices)

Registrant’s telephone number, including area code: 815-477-0424.

475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ⃞

Item 1.01.       Entry into a Material Definitive Agreement.

On July 26, 2018, AptarGroup, Inc., a Delaware corporation (the “Company”), entered into a binding offer letter with CSP Technologies Parent S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Seller”), pursuant to which the Company made a binding offer (the “Offer Letter”) to acquire (the “Transaction”) CSP Technologies S.à r.l., a wholly owned subsidiary of Seller and a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“CSP”).  CSP is a leader in integrated active desiccant and product protection technologies.  The purchase price for the Transaction is $555 million, subject to post-closing adjustments.

The Offer Letter expires at the earliest of (i) October 31, 2018, (ii) the fifth business day after the French works council of a subsidiary of CSP has concluded the consultation process in connection with the Transaction (the “Consultation Process”) and (iii) the termination of the Offer Letter, if Seller breaches the exclusivity provision in the Offer Letter described below (the “Expiry Date”).  The Expiry Date of the Offer Letter can be extended by either party in certain circumstances, to no later than December 31, 2018.  Upon completion of the Consultation Process, the Company expects that Seller will accept the Offer Letter by countersigning the stock purchase agreement between the Company and Seller attached to the Offer Letter (the “Purchase Agreement”).  The Offer Letter provides that, until the earlier of (i) the date of acceptance of the Offer Letter by Seller and (ii) March 31, 2019, Seller and its affiliates will be prohibited from soliciting or encouraging proposals from, initiating or participating in negotiations or discussions with, or approving or entering into an agreement with, third parties with respect to an alternative transaction regarding CSP and its subsidiaries.  If Seller does not accept the Offer Letter for any reason prior to the Expiry Date, the Offer Letter requires Seller to pay the Company an amount for reimbursement of expenses equal to $11.1 million.

The Purchase Agreement provides that the completion of the Transaction is subject to the satisfaction or waiver of customary closing conditions, including, among other things, (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of a material adverse effect with respect to CSP and Seller and (iii) customary conditions regarding the accuracy of the representations and warranties and material compliance by the parties with their respective obligations under the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants relating to the parties and the Transaction.  During the period between the signing of the Purchase Agreement and the closing of the Transaction, Seller will agree to (i) cause CSP and its subsidiaries to conduct their businesses in the ordinary course consistent with past practice, and (ii) refrain from (and cause its affiliates to refrain from) soliciting or encouraging proposals from, initiating or participating in negotiations or discussions with, or approving or entering into an agreement with, third parties with respect to an alternative transaction regarding CSP and its subsidiaries.

The Purchase Agreement also contains customary termination provisions for both the Company and Seller.  Each of the Company and Seller will have the right to terminate the Purchase Agreement if the closing has not occurred by December 31, 2018.

Item 2.02.       Results of Operations and Financial Condition.

On July 26, 2018, the Company reported in a press release, certain information related to its results of operations for the quarter and six months ended June 30, 2018, and announced the Transaction.  A copy of this press release is furnished as Exhibit 99.1 hereto.

The information in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.       Financial Statement and Exhibits.

(d)         Exhibits

99.1       Press Release dated July 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AptarGroup, Inc.

Date:	July 26, 2018	By:	/s/ Robert W. Kuhn
Robert W. Kuhn
Executive Vice President,
Chief Financial Officer and Secretary

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